ARTICLES OF ASSOCIATION
                                     OF
                      FIRST NATIONAL BANK OF COMMERCE



                                 ARTICLE I

                                    Name

         The name of the Association is First National Bank of Commerce (hereinafter referred to as the "Association").

                                 ARTICLE II

                                  Capital

         The Association has authority to issue one million ninety thousand five hundred sixty-five (1,090,565) shares of $10.00 par value per share common stock.

                                ARTICLE III

                             Preemptive Rights

         The shareholder shall, upon issuance of shares for cash, have a preemptive right to subscribe, at such price and upon such terms as may be fixed in compliance with applicable law, for such proportion of the shares to be issued, as the number of shares held by it bears to the total number of shares having voting rights then outstanding.

                                 ARTICLE IV

                                 Directors

         The Board of Directors shall consist of not less than five nor more than twenty-five persons, the exact number of which shall be the number elected from time to time by the shareholder.

         The Board of Directors shall not have authority to (i) select a Chief Executive Officer, (ii) adopt or amend the By-laws, (iii) issue any capital stock or rights to acquire capital stock without the consent of the shareholder, (iv) fill a vacancy on the Board of Directors, or (v) set the compensation of the Chief Executive Officer. All power with respect to the foregoing is reserved to the shareholder, as more fully described in the By-laws.

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                                 ARTICLE V

             Limitation of Liability of Directors and Officers

         A. No director or officer of the Association shall be liable to the Association or to its shareholder for monetary damages for breach of his fiduciary duty as a director or officer, provided that the foregoing provision shall not eliminate or limit the liability of a director or officer for (a) any breach of his duty of loyalty to the Association or its shareholder; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law: (c) liability for unlawful distributions of the association's assets to, or redemption or repurchase of the Association's shares from, the shareholder of the Association; or (d) any transaction from which he derived an improper personal benefit.

         B. The Board of Directors may, with the approval of the shareholder, (a) cause the Association to enter into contracts with directors and officers providing for the limitation of liability set forth in this Article V and for indemnification to the fullest extent permitted by law.

         C. Any amendment or repeal of this Article V shall not adversely affect any elimination or limitation of liability of a director or officer of the Association under this Article V with respect to any action or inaction occurring prior to the time of such amendment or repeal.

                                 ARTICLE VI

                              INDEMNIFICATION

         Section 1. Definitions. As used in this Article the following terms shall have the meanings set out below:

                  (a)   "Board"' - the Board of Directors of the Association.

                  (b) "Claim" - any threatened or pending or completed claim, action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether made judicially or extra-judicially, or any separate issue or matter therein, as the context requires.

                  (c) "Determining Body" - (i) the shareholder, or (ii) if a majority of the members of the board of directors of the shareholder are parties to the Claim, or the shareholder so directs, independent legal counsel, which may be the regular outside counsel of the Association.

                  (d) "Disbursing Officer" - the Chief Executive Officer of the Association or, if the Chief Executive Officer is a party to the Claim for which indemnification is being sought, any officer not a party to such Claim who is designated by the shareholder to be the Disbursing

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Officer with respect to indemnification requests related to the Claim, which designation shall be made promptly after receipt of the initial request for indemnification with respect to such Claim.

                  (e) "Expenses" - any expenses or costs (including, without limitation, attorney's fees, judgments, punitive or exemplary damages, fines and amounts paid in settlement).

                  (f) "Indemnitee"' - each person who is or was a director or officer of the Association, but such term shall not include any person who was a director or officer of any institution absorbed by the Association by way of merger, consolidation, transfer of assets or otherwise, provided that nothing herein shall prevent the Association from providing indemnification to such persons under circumstances which the Association determines in its discretion to be appropriate and in accordance with law.

         Section 2.   Indemnity.

                  (a) To the extent such Expenses exceed the sum of amounts paid or due under or pursuant to (i) policies of liability insurance maintained by the Association, (ii) policies of liability insurance maintained by or on behalf of the Indemnitee and (iii) provisions for indemnification in the by-laws, resolutions or other instruments of any entity other than the Association or its shareholder, the Association shall indemnify Indemnitee against any Expenses actually and reasonably incurred by him (as they are incurred) in connection with any Claim either against him or as to which he is involved solely as a witness or person required to give evidence, by reason of his position.

                           (i)    as a director or officer of the Association,

                           (ii)   as a director or officer of any subsidiary
of the Association or as fiduciary with respect to any employee benefit plan of the Association, or

                           (iii) as a director, officer, employee or agent
of another corporation, partnership, joint venture, trust or other for profit or not for profit entity or enterprise, if such position is or was held at the request of the Association,

whether relating to service in such position, before or after the effective date of this Article, if he (i) is successful in his defense of the Claim on the merits or otherwise or (ii) has been found by the Determining Body (acting in good faith) to have me the Standard of Conduct; provided that
(A) the amount otherwise payable by the Association may be reduced by the Determining Body to such amount as it deems proper if it determines that the Claim involved the receipt of a personal benefit by Indemnitee, and (B) no indemnification shall be made (i) in respect of any Claim as to which Indemnitee shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in the performance of his duty to the Association or to have obtained an improper personal benefit, or (ii) for expenses, penalties or other payments incurred in an administrative proceeding or action instituted by a bank regulatory agency, which action results in a final order assessing civil

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monetary penalties or payments to the Association, unless in each such case, and only to the extent that, a court shall determine upon application that, in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such Expenses as the court deems proper.

                  (b) The Standard of Conduct is met when the conduct by an Indemnitee with respect to which a Claim is asserted was conduct that he reasonably believed to be in, or not opposed to, the best interest of the Association, and, in the case of a criminal action or proceeding, that he had no reasonable cause to believe was unlawful. The termination of any Claim by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not meet the Standard of Conduct.

                  (c) Promptly upon becoming aware of the existence of any Claim as to which he may be identified hereunder, Indemnitee shall notify the Chief Executive Officer of the Association of the Claim and whether he intends to seek indemnification hereunder. If such notice indicates that Indemnitee does so intend, the Chief Executive Officer shall promptly notify the shareholder, which shall promptly establish the Determining Body. After the Determining Body has been established the Chief Executive Officer shall inform the Indemnitee thereof and Indemnitee shall immediately provide the Determining Body with all facts relevant to the Claim known to him. Within 60 days of the receipt of such information, together with such additional information as the Determining Body may request of Indemnitee, the Determining Body shall determine, and shall advise Indemnitee of its determination, whether Indemnitee has met the Standard of Conduct. The Determining Body may extend such sixty-day period by no more than an additional sixty days.

                  (d) Indemnitee shall promptly inform the Determining Body upon his becoming aware of any relevant facts not therefore provided by him to the Determining Body, unless the Determining Body has obtained such facts by other means. If, after determining that the Standard of Conduct has been met, the Determining Body obtains facts of which it was not aware at the time it made such determination, the Determining Body on its own motion, after notifying the Indemnitee and providing him an opportunity to be heard, may, on the basis of such facts, revoke such determination, provided that in the absence of actual fraud by Indemnitee no such revocation may be made later than thirty days after final disposition of the Claim.

                  (e) In the case of any Claim not involving a proposed, threatened or pending criminal proceeding,

                           (i)   If Indemnitee has, in the good faith judgment
of the Determining Body, met the Standard of Conduct, the Association may, in its sole discretion after notice to Indemnitee, assume all responsibility for the defense of the Claim, and, in any event, the Association and the Indemnitee each shall keep the other informed as to the progress of the defense, including prompt disclosure of any proposals for settlement; provided that if the Association or other shareholder is a party to the Claim and Indemnitee reasonably determines

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that there is a conflict between the positions of the Association or the shareholder and Indemnitee with respect to the Claim, then Indemnitee shall be entitled to conduct his defense, with counsel of his choice; and provided further that Indemnitee shall in any event be entitled at his expense to employ counsel chosen by him to participate in the defense of the Claim; and

                           (ii) The Association shall fairly consider any
proposals by Indemnitee for settlement of the Claim. If the Association (A) proposes a settlement acceptable to the person asserting the Claim, or (B) believes a settlement proposed by the person asserting the Claim should be accepted, it shall inform Indemnitee of the terms thereof and shall fix a reasonable date by which Indemnitee shall respond. If Indemnitee agrees to such terms, he shall execute such documents as shall be necessary to effect the settlement. If he does not agree he may proceed with the defense of the Claim in any manner he chooses, but if he is not successful on the merits or otherwise, the Association's obligation to indemnify him for any Expenses incurred following his disagreement shall be limited to the lesser of (A) the total Expenses incurred by him following his decision not to agree to such proposed settlement or (B) the amount the Association would have paid pursuant to the terms of the proposed settlement. If, however, the proposed settlement would impose upon Indemnitee any requirement to act or refrain from acting that would materially interfere with the conduct of his affairs, Indemnitee may refuse such settlement and proceed with the defense of the Claim, if he so desires, at the Association's expense without regard to the limitations imposed by the preceding sentence. In no event, however, shall the Association be obligated to indemnify Indemnitee for any amount paid in a settlement that the Association has not approved.

                  (f) In the case of a Claim involving a proposed, threatened or pending criminal proceeding, Indemnitee shall be entitled to conduct the defense of the Claim, and to make all decisions with respect thereto, with counsel of his choice; provided that the Association shall not be obligated to indemnify Indemnitee for an amount paid in settlement that the Association has not approved.

                  (g) After notifying the Association of the existence of a Claim, Indemnitee may from time to time request the Association to pay the Expenses (other than judgments, fines, penalties or amounts paid in settlement) that he incurs in pursuing a defense of the Claim prior to the time that the Determining Body determines whether the Standard of Conduct has been met. If the Disbursing Officer believes the amount requested to be reasonable, he shall pay to Indemnitee the amount requested (regardless of Indemnitee's apparent ability to repay such amount) upon receipt of an undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Association under the circumstances. If the Disbursing Officer does not believe such amount to be reasonable, the Association shall pay the amount deemed by him to be reasonable, and Indemnitee may apply directly to the Determining Body for the remainder of the amount requested.

                  (h) After it has been determined that the Standard of Conduct was met, for so long as and to the extent that the Association is required to indemnify Indemnitee under this Article, the provisions of Paragraph (g) shall continue to apply with respect to Expenses incurred

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after such time except that (i) no undertaking shall be required of
Indemnitee and (ii) the Disbursing Officer shall pay to Indemnitee such amount of any fines, penalties or judgments against him which have become final and as to which the Association is obligated to indemnify him.

                  (i) Any determination by the Association with respect to settlements of a Claim shall be made by the Determining Body.

                  (j) The Association and Indemnitee shall keep confidential, to the extent permitted by law and their fiduciary obligations, all facts and determinations provided or made pursuant to or arising out of the operation of this Agreement, and the Association and Indemnitee shall instruct it or his agents and employees to do likewise.

         Section 3.   Enforcement.

                  (a) The rights provided by this Article shall be enforceable by Indemnitee in any court of competent jurisdiction.

                  (b) If Indemnitee seeks a judicial adjudication of his rights under this Article Indemnitee shall be entitled to recover from the Association, and shall be indemnified by the Association against, any and all Expenses actually and reasonably incurred by him in connection with such proceeding but only if he prevails therein. If it shall be determined that Indemnitee is entitled to receive part but not all of the relief sought, then the Indemnitee shall be entitled to be reimbursed for all Expenses incurred by him in connection with such judicial adjudication if the amount to which he is determined to be entitled exceeds 50% of the amount of his claim. Otherwise, the Expenses incurred by Indemnitee in connection with such judicial adjudication shall be appropriately prorated.

                  (c) In any judicial proceeding described in this subsection, the Association shall bear the burden of proving that Indemnitee is not entitled to any Expenses sought with respect to any Claim.

         Section 4. Saving Clause. If any provision of this Article is determined by a court having jurisdiction over the matter to require the Association to do or refrain from doing any act that is in violation of applicable law, the court shall be empowered to modify or reform such provision so that, as modified or reformed, such provision provides the maximum indemnification permitted by law, and such provision, as so modified or reformed, and the balance of this Article, shall be applied in accordance with their terms. Without limiting the generality of the foregoing, if any portion of this Article shall be invalidated on any ground, the Association shall nevertheless indemnify an Indemnitee to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the full extent permitted by law with respect to that portion that has been invalidated.



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         Section 5.   Non-Exclusivity.

                  (a) The indemnification and advancement of Expenses provided by or granted pursuant to this Article shall not be deemed exclusive of any other rights to which Indemnitee is or may become entitled under any statute, article of association or incorporation, by-law, authorization of shareholders or directors, agreement, or otherwise, provided that unless required by law any indemnification payment made otherwise than pursuant to this Article must be approved by the shareholder.

                  (b) It is the intent of the Association by this Article to indemnify and hold harmless Indemnitee to the fullest extent permitted by law, so that if applicable law would permit the Association to provide broader indemnification rights than are currently permitted, the Association shall indemnify and hold harmless Indemnitee to the fullest extent permitted by applicable law notwithstanding that the other terms of this Article would provide for lesser indemnification, provided that unless otherwise required by law or the express terms of this Article, no indemnification payment may be made unless it is approved by the shareholder.

         Section 6. Successors and Assigns. This Article shall inure to the benefit of the Indemnitee's heirs, personal representatives, and assigns and to the benefit of the Association, its successors and assigns.

         Section 7.   Indemnification of Other Persons.

                  The Association may indemnify any person not covered by Sections 1 through 6 of this Article to the extent provided in a resolution of the shareholder or a separate provision of these Articles.

         Section 8.   Restrictions on Indemnification By Law and Regulation

                  Notwithstanding any provision of this Article to the contrary, no indemnification or advancement of expenses may be made if, in the good faith opinion of the shareholder, such indemnification or advancement of expenses could violate any applicable law or regulation, unless the Association has received evidence satisfactory to it that no such violation would occur.

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